Exhibit A-1

AMENDMENT

TO

STOCK PURCHASE AGREEMENT

THIS AMENDMENT (this “Amendment”) to the Stock Purchase Agreement (as defined below) is made and entered into as of October 30, 2006 by and among CITIC Capital MB Investment Limited, an exempted company organized and existing under the laws of the Cayman Islands with registered address at P.O. Box 2804, 4th Floor, Scotia Center, George Town, Grand Cayman, Cayman Islands (“CITIC”), Warburg, Pincus Ventures L.P., a Delaware limited partnership (“WPV”) and Warburg, Pincus Ventures International, L.P., a Bermuda limited partnership (“WPVI”, WPV and WPVI collectively as “Sellers”).

W I T N E S S E T H:

WHEREAS, CITIC and the Sellers entered into that certain Stock Purchase Agreement, dated as of September 30, 2006 (the “Stock Purchase Agreement”), relating to CITIC’s purchase of certain shares of common stock of AsiaInfo Holdings, Inc., a Delaware corporation (the “Company”), from Sellers.

WHEREAS, pursuant to Section 7.3 of the Stock Purchase Agreement, the parties to the Stock Purchase Agreement may amend the Stock Purchase Agreement at any time by execution of an instrument in writing signed by all parties.

WHEREAS, CITIC and the Sellers desire to amend the Stock Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective agreements, covenants, representations and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. CITIC hereby waives the closing condition set forth in Section 6.3(c) of Stock Purchase Agreement.

2. Section 7.1 of the Stock Purchase Agreement shall be amended in its entirety as follows:

“7.1 Termination. Except as provided herein, this Agreement may be terminated and the Stock Purchase Transaction abandoned at any time prior to the Closing:

(a) by mutual written consent of Buyer and Sellers;

(b) by Buyer or Sellers if: (i) there shall be a final, non-appealable order of a court of competent jurisdiction in effect preventing consummation of the Stock Purchase Transaction, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Stock Purchase Transaction by any governmental authority that would make consummation of the Stock Purchase Transaction illegal; or

(c) by Buyer or Sellers if the Closing shall not have occurred by November 30, 2006.”

3. Section 1.3(b) of the Stock Purchase Agreement shall be amended in its entirety as follows:

“(b) within three (3) Business Days after the date of execution and delivery of this Amendment by the parties hereto, Buyer shall deposit with Sellers an additional aggregate amount of US$3,823,849.75 (the “Second Deposit” and together with the First Deposit, the “Deposits”) of the Purchase Price otherwise payable to Sellers, split equally between WPV and WPVI; and”

4. Section 7.5 of the Stock Purchase Agreement shall be amended in its entirety as follows:

“7.5 Deposits.

In the event of any termination of this Agreement by Sellers or Buyer in accordance with Section 7.1(a) or (b) of this Agreement, or if the Closing does not occur due to the failure of a condition in Section 6.3, Sellers shall refund each of the Deposits to Buyer without delay without interest. In the event of any other termination of this Agreement, the Deposits shall not be refunded to Buyer.”

5. The parties hereto desire to make no further changes to the Stock Purchase Agreement, which shall continue to remain in full force and effect, except as amended by this Amendment.

6. Terms used but not defined herein shall have the meaning set forth in the Stock Purchase Agreement.

7. This Agreement shall be effective as of November 2, 2006.

IN WITNESS WHEREOF, each party hereto has executed, or caused its duly authorized officer(s) to execute, this Amendment as of the date first written above.

“BUYER”

CITIC CAPITAL MB INVESTMENT LIMITED

By:	/s/ Eric Chan
Name:	Eric Chan
Title:	Director

“SELLERS”

WARBURG, PINCUS VENTURES, L.P.

By:	/s/ Timothy J. Curt
Name:	Timothy J. Curt, General Partner
For and on behalf of WARBURG, PINCUS & CO., Managing Member
For WARBURG PINCUS PARTNERS, LLC, General Partner

WARBURG, PINCUS VENTURES INTERNATIONAL, L.P.

By:	/s/ Timothy J. Curt
Name:	Timothy J. Curt, General Partner
For and on behalf of WARBURG, PINCUS & CO., Managing Member
For WARBURG PINCUS PARTNERS, LLC, General Partner